                                                                    EXHIBIT 99.5

                             Lockport Savings Bank
                            6950 South Transit Road
                                  P.O. Box 514
                         Lockport, New York 14095-0514
                                 (716) 625-7500



                                                               February __, 1998


Dear Depositor:

     On behalf of the Board of Trustees and management of Lockport Savings Bank (the "Bank"), I cordially invite you to a Special Meeting of Depositors on March __, 1998 to vote on the Lockport Savings Bank Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan"). The Board of Trustees of the Bank believes that the Plan is in the best interests of the Bank, and urges you to vote FOR the proposal. For a
                                                  ---
discussion of the reasons why the Board of Trustees recommends that you vote FOR
                                                                             ---
the proposal, please refer to the enclosed Proxy Statement and Prospectus.

     Pursuant to the Plan, we will reorganize (the "Reorganization") into what we call a "two-tier" mutual holding company structure. We call it a two-tier structure because we will have two levels of holding companies--a "mid-tier"
stock holding company and a "top-tier" mutual holding company.   Under the terms
of the Plan (i) we will form Niagara Bancorp, Inc. as a Delaware corporation (the "Company") as our "mid-tier" stock holding company; (ii) we will form Niagara Bancorp, MHC, as a New York mutual holding company (the "Mutual Holding Company") as our "top-tier" mutual holding company; (iii) we will reorganize the Bank into a capital stock bank (the "Stock Bank") and issue 100% of our to-be outstanding common stock to the Company; and (iv) the Company will issue shares of Common Stock to depositors, to our tax qualified employee plans, to the public and to the Mutual Holding Company. The Mutual Holding Company will be regulated by the New York State Banking Department and the Board of Governors of the Federal Reserve System. After the consummation of the Reorganization, the Stock Bank will be known as Lockport Savings Bank.

     The Reorganization will not affect any deposit accounts or borrower relationships that you may have with the Bank. As part of the Plan, all deposit accounts in the Bank will become deposit accounts in the Stock Bank and will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") on the same terms up to the applicable limits of insurance coverage. All loans of the Bank will become loans held by the Stock Bank, and will retain the same status after the Reorganization as they had prior to the Reorganization.

     Only the depositors of the Bank with aggregate deposits of $100 or more as of the close of business on January __, 1998 will be entitled to vote on the Plan.

     The principal purpose of the Reorganization is to establish a structure that will enable us to compete and expand more effectively in the financial services marketplace, and that will enable our depositors, employees, management and trustees to obtain an equity ownership interest in the Bank. Our new structure will permit the Company to issue capital stock, which is a source of
capital not available to a mutual savings bank.   In this regard, the Company
will issue between 19,125,000 and 25,875,000 shares of Common Stock in the Reorganization. The Company intends to sell 45.4% of such shares, or between 8,677,747 and 11,740,482 shares, to depositors, to our tax qualified employee plans and to the public pursuant to the Prospectus, and to issue 53.3% of such shares, or between 10,186,921 and 13,782,304 shares, to the Mutual Holding Company. In addition, shares are being issued to a charitable foundation as part of the Reorganization, which will result in stockholders other than the Mutual Holding Company owning 46.7% of the shares of the Common Stock outstanding at the conclusion of the Reorganization. Subject to the approval of the New York State Banking Department and the nonobjection of the Federal Deposit Insurance Corporation (the "FDIC"), an additional 15% above the maximum number of shares, or a total of 29,756,250 shares, may be issued in the

Reorganization, and up to 13,501,554 shares may be sold in the Offering pursuant to the Prospectus, in the event of an increase in the estimated pro forma market value of the common stock of the Company.

     The enclosed Proxy Statement and Prospectus contain a more detailed analysis of the matters discussed briefly in this letter, and we urge you to read them carefully.

     Your Board of Trustees unanimously recommends that you vote FOR the Plan by
                                                                 ---
completing the enclosed proxy card and returning it in the enclosed envelope as soon as possible. Your vote is very important.

                              Sincerely,


                              William E. Swan
                              President and Chief Executive Officer






--------------------------------------------------------------------------------


   THE SUPERINTENDENT OF BANKS OF THE STATE OF NEW YORK HAS APPROVED THE PLAN SUBJECT TO THE APPROVAL OF THE BANK'S DEPOSITORS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. IN ADDITION, THE FDIC HAS ISSUED A NOTICE OF NONOBJECTION TO
    THE PLAN. HOWEVER, SUCH APPROVAL AND NONOBJECTION DOES NOT CONSTITUTE A
                          RECOMMENDATION OF THE PLAN.


--------------------------------------------------------------------------------

               YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                  FOR APPROVAL OF THE PLAN BY COMPLETING THE
             ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                  POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.
                         YOUR VOTE IS VERY IMPORTANT.

--------------------------------------------------------------------------------

                             Lockport Savings Bank
                            6950 South Transit Road
                                  P.O. Box 514
                         Lockport, New York 14095-0514
                                 (716) 625-7500


--------------------------------------------------------------------------------

                    NOTICE OF SPECIAL MEETING OF DEPOSITORS
                          To Be Held On March __, 1998

--------------------------------------------------------------------------------

     A Special Meeting of the Depositors (the "Meeting") of Lockport Savings Bank (the "Bank"), will be held at the __________________, Lockport, New York on ________, March ___, 1998, at ____ p.m., New York Time.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

     1. The approval of a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan") whereby
          (i) we will form Niagara Bancorp, Inc. as a Delaware corporation (the "Company"); (ii) we will form Niagara Bancorp, MHC, as a New York mutual holding company (the "Mutual Holding Company"); (iii) we will reorganize the Bank into a capital stock bank (the "Stock Bank") and issue 100% of our to-be outstanding common stock to the Company; and
          (iv) the Company will issue shares of Common Stock to depositors, to our tax qualified employee plans, to the public and to the Mutual Holding Company.

     2. Such other matters as may properly come before the Meeting or any adjournment thereof. The Board of Trustees is not aware of any other matters to come before the Meeting.

     Any action may be taken on the foregoing proposal at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Depositors of the Bank at the close of business on January __, 1998, (the "Record Date") will be entitled to vote at the Meeting.

     Your Board of Trustees unanimously recommends that you vote for approval of the Plan by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope as soon as possible. The proxy will not be used if you attend and vote at the Meeting in person. Your vote is very important.

                                    BY ORDER OF THE BOARD OF TRUSTEES



                                    Robert Murphy
                                    Secretary
Lockport, New York
February __, 1998

     This Proxy Statement is neither an offer to sell nor a solicitation of an offer to buy Common Stock. The offer is made only through the Prospectus to certain individuals. The shares of Common Stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

                             Lockport Savings Bank
                            6950 South Transit Road
                                  P.O. Box 514
                         Lockport, New York 14095-0514
                                 (716) 625-7500

                                PROXY STATEMENT

                         SPECIAL MEETING OF DEPOSITORS

                          To Be Held On March __, 1998


--------------------------------------------------------------------------------

                                  INTRODUCTION

--------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Lockport Savings Bank (the "Bank") to be used at the Special Meeting of Depositors (the "Meeting") to be held at the ________________, ___________, Lockport New York, on _________, March __, 1998,
at ______ p.m., New York time, and of any adjournments thereof. The accompanying Notice of Meeting and this Proxy Statement are first being mailed to depositors on or about February __, 1998. The meeting is being held for the purpose of considering and voting upon a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan"), pursuant to which we will reorganize the Bank into a "two-tier" mutual holding company structure. Under the terms of the Plan (i) we will form Niagara Bancorp, Inc. as a Delaware corporation (the "Company); (ii) we will form Niagara Bancorp, MHC, as a New York mutual holding company (the "Mutual Holding Company"); (iii) we will reorganize the Bank into a capital stock bank (the "Stock Bank") and issue 100% of our to-be outstanding common stock to the Company; and (iv) the Company will issue shares of Common Stock to depositors, to our tax qualified employee plans, to the public and to the Mutual Holding Company.

--------------------------------------------------------------------------------

                            REVOCABILITY OF PROXIES

--------------------------------------------------------------------------------

     Depositors who execute proxies for the Meeting retain the right to revoke them at any time before voting on the Plan at the Meeting or any adjournment thereof. Proxies may be revoked by sending written notice of revocation to the Secretary of the Bank at the address of the Bank shown above or sending a later-dated proxy which is received no later than March ___ 1998. The presence at the Meeting of any depositor who had given a proxy shall not revoke such proxy unless the member delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Bank prior to the voting of such proxy. Proxies solicited by the Board of Trustees of the Bank will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the proposal set forth in this Proxy Statement. If any other matters are properly presented at the Meeting, proxies will be voted on such matters in accordance with the directions of a majority of the Board of Trustees. Management is not aware of any other matters to be presented at the Meeting.

     It is important that you review these materials to inform yourself fully and adequately as to the matters to be considered and acted upon at the Meeting. After you have reviewed the enclosed materials, you should then consider carefully and act upon the matter proposed. If you wish to vote by proxy you may do so by signing the enclosed proxy and returning it to the Bank. Remember that the proxy solicited herein is valid only for the Meeting, and any adjournment thereof, and will not be used for any other meeting.

--------------------------------------------------------------------------------

                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

--------------------------------------------------------------------------------

     All persons who were holders of authorized deposit accounts ("Depositors") on January __, 1998 (the "Record Date") will be eligible to vote on the Plan at the Meeting. Each Depositor will be entitled to cast one vote for each $100 in withdrawable accounts or fraction thereof. No Depositor may cast more than 1,000 votes. Voting may be in person or by proxy.

     A savings, demand or other authorized account will create a single membership for voting purposes, even though more than one person has an interest in such account. An affirmative vote by (i) 75% of the total deposits present in person or by proxy at the Meeting and (ii) at least 50% of the votes eligible to be cast at the Meeting by Depositors is required to approve the Plan. Any questions as to the eligibility of a Depositor to vote or as to any matters relating to voting, will be resolved by the Secretary of the Bank at the time of the Meeting, and the records of the Bank will be determinative in resolving such questions. According to the records of the Bank, as of the Record Date there were approximately _______________ votes entitled to be cast at the Meeting, of which ________________ votes represents a majority.

     The cost of solicitation of proxies will be borne by the Bank. Management may use the services of its trustees, officers and other employees to solicit proxies personally, or by telephone, telegraph or mail, without additional compensation. Proxies may also be solicited by representatives of Trident Securities, Inc. and CIBC Oppenheimer Corp., who will be compensated by the Bank in connection with their services as financial advisors in the Offering. See the "Reorganization and Offering-Plan of Distribution and Selling Commissions" in the Prospectus.

   THE BOARD OF TRUSTEES OF THE BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO
                               APPROVE THE PLAN.

--------------------------------------------------------------------------------

                   THE MUTUAL HOLDING COMPANY REORGANIZATION

--------------------------------------------------------------------------------

     The Superintendent has approved the Plan and the offering of the Common Stock subject to the approval of the Bank's depositors and the satisfaction of certain conditions imposed by the Superintendent. The FDIC has issued a notice of nonobjection to the Plan and the Offering. However, such regulatory approval and nonobjection does not constitute a recommendation or endorsement of the Plan or the Offering.


Description of and Reasons for the Reorganization

     Our Board of Trustees unanimously adopted the Plan and the Superintendent has approved the Plan. Pursuant to the Plan, we will reorganize into what we call a "two-tier" mutual holding company structure. We call it a two-tier structure because we will have two levels of holding companies--a "mid-tier"
stock holding company and a "top-tier" mutual holding company.   Under the terms
of the Plan (i) we will form the Company as a Delaware corporation; (ii) we will form the Mutual Holding Company as a New York mutual holding company; (iii) we will reorganize the Bank into a capital stock form of organization and issue 100% of our to-be outstanding common stock to the Company; and (iv) the Company will issue shares of Common Stock to depositors, to our tax qualified employee plans, to the public and to the Mutual Holding Company. The number of shares of Common Stock sold to depositors and the public pursuant to the Prospectus will be equal to 45.4% of the shares issued in the Reorganization and the number of shares issued to the Mutual Holding Company will be equal to 53.3% of the shares issued in the Reorganization. In this Proxy Statement we will refer to all of these steps that are part of this transaction as the "Reorganization," and we will refer to the issuance of 45.4% of the Company's Common Stock pursuant to the Prospectus as the "Offering." The two-tier mutual holding company structure is most easily understood by considering the following schematic:

               ------------------            ------------------
               The Mutual Holding                  Public
                    Company                     Stockholders
               (a New York mutual              (including the
                holding company)                 Charitable
                                                 Foundation)
               ------------------            ------------------
                        53.3% of                      46.7% of
                           the                           the
                         Common                        Common
                          Stock                         Stock
               ------------------------------------------------
                     The Company (a Delaware corporation)
               ------------------------------------------------
                                           100% of the
                                           Common Stock
               ------------------------------------------------
                                    The Bank
                        (a New York stock savings  bank)
               ------------------------------------------------

     In adopting the Plan, our Board of Trustees determined that the Reorganization is in the best interest of the Bank. The primary purpose of the Reorganization is to establish a structure that will enable us to compete and expand more effectively in the financial services marketplace, and that will enable our depositors, employees, management and trustees to obtain an equity ownership interest in the Bank. Our new structure will permit the Company to issue capital stock, which is a source of capital not available to a mutual savings bank, Stock in the Offering. Since the Company is not offering all of its Common Stock for sale to depositors and the public in the Offering (but is issuing a majority of its stock to the Mutual Holding Company), the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, will also offer the Bank the opportunity to raise additional capital since the stock held by the Mutual Holding Company will be available for sale in the future in the event of the Mutual Holding Company decides to convert to the capital stock form of organization. See "Regulation--Mutual Holding Company Regulation" in the Prospectus. The Reorganization will also give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although we have no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. Lastly, the Reorganization will enable us to better manage our capital by giving us broader investment opportunities through the holding company structure, and enable us to distribute capital to stockholders of the Company in the form of dividends. Because only a minority of the Common Stock will be offered for sale in the Offering, our current mutual form of ownership and our ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

     The Board of Trustees believes that these advantages outweigh the potential disadvantages of the mutual holding company structure, which may include: (i) the inability of stockholders other than the Mutual Holding Company to obtain majority ownership of the Company and the Bank, which may result in the perpetuation of the management and Board of Directors of the Bank and the Company; and (ii) that the mutual holding company structure is a relatively new form of corporate ownership, and new regulatory policies relating to the mutual interest in the Mutual Holding Company that may be adopted from time-to-time may have an adverse impact on stockholders of the Company other than the Mutual Holding Company ("Minority Stockholders"). A majority of the voting stock of the Company will be owned by the Mutual Holding Company, which is a mutual institution that will be controlled by the existing Board of Trustees of the Bank. While this structure will permit management to focus on the Company's and the Bank's long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate the existing management and trustees of the Bank. The Mutual Holding Company will be able to elect all members of the Board of Directors of the Company, and will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote except for certain matters that must be approved by more than a majority of stockholders of the Company. No assurance can be given that the Company will not take action adverse to the interests of the Minority Stockholders. For example, the Company could revise the dividend policy or defeat a candidate for the Board of Directors of the Bank or other proposals put forth by the Minority Stockholders.

     The Reorganization does not preclude the conversion of the Mutual Holding Company from the mutual to stock form of organization which would be effected through a merger of the Mutual Holding Company into the Company or the Bank and the concurrent sale of the shares held by the Mutual Holding Company in a
subscription offering.   A conversion of the Mutual Holding Company from the
mutual to stock form of organization is not anticipated for the foreseeable future.

     Following the completion of the Reorganization, all depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have such liquidation rights with respect to the Mutual Holding Company. Borrowers currently do not have ownership or voting rights in the Bank and will not receive ownership or voting rights with respect to the Mutual Holding Company.

     All insured deposit accounts of the Bank that are transferred to the Bank will continue to be federally insured by the FDIC up to the legal maximum limit in the same manner as deposit accounts existing in the Bank immediately prior to the Reorganization. Upon completion of the Reorganization, the Bank may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under New York law. As long as the Mutual Holding Company is in existence, the Mutual Holding Company will be required to own at least 51% of the voting stock of the Company, and the Company will own 100% of the voting stock of the Bank. The Bank and the Company may issue any amount of non-voting stock or debt to persons other than the Mutual Holding Company.

The Offering

     Concurrent with the Reorganization, the Company is offering shares of Common Stock to persons other than the Mutual Holding Company. An offering of between 8,677,747 and 11,740,482 shares of the Common Stock (subject to adjustment to up to 13,501,554 shares is being made concurrently with the Reorganization. The shares of Common Stock that will be sold in the Offering will constitute no more than 45.4% of the shares that will be outstanding after the Offering (the "Minority Ownership Interest"). Following the Reorganization and the Offering, the Company also will be authorized to issue additional Common Stock or preferred stock to persons other than the Mutual Holding Company, without prior approval of the holders of the Common Stock.

     The shares of Common Stock will be offered for sale at a fixed price of $10.00 per share in the Subscription Offering pursuant to subscription rights in the following order of priority to: (i) holders of deposit accounts with a balance of $100 or more on August 31, 1996 ("Eligible Account Holders"); (ii) the Bank's Employee Plans, including the ESOP; and (iii) depositors whose accounts in the Bank totaled $100 or more on December 31, 1997 ("Supplemental Eligible Account Holders"). Concurrently, and subject to the prior rights of holders of subscription rights, any shares of Common Stock not subscribed for in the Subscription Offering will be offered in the Community Offering at $10.00 per share to certain members of the general public, with a preference given to natural persons residing in Niagara, Orleans, Erie and Genesee Counties, New York. Subscription rights will expire if not exercised by 5:00 p.m., New York time, on March _____, 1998 unless extended by the Bank and the Company. The maximum purchase limitation in the Subscription and Community Offerings will be $200,000, except that the Bank's tax qualified employee plans may purchase up to 10% of the Common Stock issued in the Offering. The maximum purchase limitation for persons acting in concert is $400,000.

Stock Pricing and Number of Shares to be Issued

     The Plan of Reorganization and federal and state regulations require that the aggregate purchase price of the Common Stock sold in the Offering must be based on the appraised pro forma market value of the Common Stock, as determined by an independent valuation (the "Independent Valuation"). The Bank has retained RP Financial LC ("RP Financial") to make such valuation. For its services in making such appraisal, RP Financial will receive a fee of $55,000 (which amount does not include a fee of $7,500 to be paid to RP Financial for assistance in preparation of a business plan). The Bank and the Company have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

     The Independent Valuation was prepared by RP Financial in reliance upon the information contained in the Prospectus, including the Consolidated Financial Statements of the Bank. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Bank and the economic and demographic conditions in the Bank's existing marketing area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other publicly traded savings institutions, particularly those that were majority-owned by mutual holding companies; the aggregate size of the Offering; the impact of the Reorganization on the Bank's equity and earnings potential; the proposed dividend policy of the Company; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

     The Independent Valuation states that as of November 28, 1997, the estimated pro forma market value of the Common Stock ranged from a minimum of $191,125,000 to a maximum of $258,750,000 with a midpoint of $225,000,000 (the
"Estimated Valuation Range"). The Board determined to the offer the shares in the Offering at the Subscription Price of $10.00 per share. Based on the Estimated Valuation Range and the Subscription Price, the number of shares of Common Stock that the Company will issue will range from between 19,125,000 shares to 25,875,000 shares, with a midpoint of 22,500,000 shares. The Board determined to offer 45.4% of such shares, or between 8,677,747 shares and 11,740,482 shares with a midpoint of 10,209,115 shares (the "Offering Range"), to depositors and the public pursuant to the Prospectus. In addition, shares are being issued to the Foundation as part of the Reorganization, which will result in Minority Stockholders owning 46.7% of the shares of the Common Stock outstanding at the conclusion of the Reorganization. The 53.3% of the shares of the Company's Common Stock that are not sold in the Offering or contributed to the Foundation will be issued to the Mutual Holding Company.

     Following commencement of the Subscription Offering, the maximum of the Estimated Valuation Range may be increased by up to 15% to up to $297,562,500, which will result in a corresponding increase in the maximum of the Offering Range to up to 13,501,554 shares to reflect changes in the market and financial conditions, without the resolicitation of subscribers. The minimum of the Estimated Valuation Range and the minimum of the Offering Range may not be decreased without a resolicitation of subscribers. The Subscription Price of $10.00 per share will remain fixed. See "Reorganization and Offering-- Limitations on Common Stock Purchases" in the Prospectus as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Offering Range to fill unfilled orders in the Subscription and Community Offerings.

Purchase Priorities and Method of Offering Shares

     The Bank shall have the right, in its sole discretion, to determine whether prospective purchasers are "residents," "associates," or "acting in concert" as defined by the Plan and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Bank, and may be based on whatever evidence the Bank chooses to use in making any such determination.

Establishment of the Charitable Foundation

     In furtherance of our commitment to the communities that we serve, we intend to voluntarily establish a charitable foundation in connection with the Reorganization. The Plan provides that the Bank and the Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation and will be funded with cash and shares of Common Stock contributed by the Company. We will make a contribution to the Foundation, in the form of shares of Common Stock and cash, in a total amount equal to 5% of the aggregate Subscription Price of the shares of Common Stock sold in the Offering. The number of shares of Common Stock to be contributed to the Foundation will equal 3% of the shares sold in the Offering. The balance of the contribution will consist of cash. The contribution of Common Stock to the Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of the Company in 1998, the year in which the Foundation is established.

Effects of Reorganization

     Continuity. While the Reorganization is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. During and after the completion of the Reorganization, the Stock Bank will continue to be subject to regulation by the Department and the FDIC. After the Reorganization, the Stock Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The Trustees serving the Bank at the time of the Reorganization will serve as Directors of the Stock Bank and the Company after the Reorganization. As required by New York law, the Trustees of the Mutual Holding Company will consist initially of all but one of the individuals currently serving on the Board of Trustees of the Bank. All officers of the Bank at the time of the Reorganization will retain their positions with the Stock Bank after the Reorganization.

     Effect on Deposit Accounts. Under the Plan, each depositor in the Bank at the time of the Reorganization will automatically continue as a depositor in the Stock Bank after the Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Reorganization (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effect on Loans. No loan outstanding from the Bank will be affected by the Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually established prior to the Reorganization.

     Effect on Liquidation Rights. Were a mutual savings institution to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors may receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation subject to the rights of the State of New York to garnish such assets. As more fully described below, after the Reorganization, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below with respect to Liquidation Rights, this claim would be solely in the amount of the balance in the deposit account plus accrued interest. A depositor would not have an interest in the value or assets of the Bank above that amount.

Liquidation Rights

     In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would have a claim to receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). To the extent there are remaining assets, a depositor may have a claim to receive a pro rata share of the remaining assets in the same proportion as the value of such depositor's deposit accounts to the total value of all deposit accounts in the Bank at the time of liquidation, subject to the right of the State of New York to garnish such assets. After the Reorganization, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, this claim would be solely in the amount of the balance in the deposit account plus accrued interest. A depositor would not have an interest in the value or assets of the Bank above that amount.

     The Plan provides for the establishment, upon the completion of the Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would, on a complete liquidation of the Bank, have a claim to an interest in the liquidation account after payment of all creditors prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, with a balance of $100 or more held in the Bank on August 31, 1996 and December 31, 1997, respectively ("Deposit Account"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a claim to a pro rata interest in the total liquidation account for each of his Deposit Accounts based on the proportion that the balance of each such Deposit Account on August 31, 1996 and December 31, 1997, respectively, bore to the balance of all Deposit Accounts in the Bank on such date.

     If, however, on any December 31 annual closing date of the Bank, commencing after December 31, 1996, the amount in any Deposit Account is less than the amount in such Deposit Account on December 31, 1996 or any other annual closing date, then such person's interest in the liquidation account relating to such Deposit Account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Deposit Account is withdrawn or closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Deposit Account.

--------------------------------------------------------------------------------

                             MANAGEMENT OF THE BANK

--------------------------------------------------------------------------------

Trustees and Executive Officers

     The Board of Trustees consists of eleven persons. Upon completion of the Reorganization, the directors of the Bank will consist of those persons who currently serve on the Board of Trustees of the Bank. The directors of the Bank will have three year terms which will be staggered to provide for the election of approximately one-third of the board members each year. Directors of the Bank will be elected by the Company as sole stockholder of the Bank. The directors of the Bank are as follows:


      Director                Age*     Term Expires
      --------                ----     ------------
                                       C>
      Gordon P. Assad          49          2001
      Christa R. Caldwell      63          2000
      James W. Currie          56          1999
      Gary B. Fitch            62          2000
      David W. Heinrich        61          1999
      Daniel W. Judge          55          2000
      B. Thomas Mancuso        41          1999
      James Miklinski          54          2000
      Barton G. Smith          67          2001

     William E. Swan          50          2001
     Robert G. Weber          60          1999

     ______________
     *As of September 30, 1997

Executive Officers of the Bank

     The following table sets forth certain information (as of September 30, 1997) regarding the executive officers of the Bank, all of whom currently serve in their indicated position as executive officers of the Bank.


Name                  Age     Position
----                  ---     --------
William E. Swan        50     President and Chief Executive Officer
Paul J. Kolkmeyer      44     Executive Vice President and Chief
                               Financial Officer
G. Gary Berner         49     Senior Vice President and Chief Lending Officer
Kathleen P. Monti      49     Senior Vice President/HR & Administration
Diane Allegro          42     Senior Vice President / Retail Banking


Biographical Information

     Trustees/Directors of the Bank

     Gordon P. Assad has served as a Trustee of the Bank since 1995. Mr. Assad is the President and Chief Executive Officer of Erie & Niagara Insurance Association and has served in that position since 1972.

     Christa R. Caldwell has served as a Trustee of the Bank since 1986. Ms. Caldwell is retired and was the Director of the Lockport Public Library from 1967 to 1996.

     James W. Currie has served as a Trustee of the Bank since 1987. Mr. Currie is the President of Ag Pak, Inc., a manufacturer of produce packaging machines, and has served in that position since 1974.

     Gary B. Fitch has served as a Trustee of the Bank since 1981. Mr. Fitch is the Owner-Manager of Ontario Orchards, Inc., and has served in that position since 1976. Mr. Fitch also serves as the Executive Secretary of Agricultural Affiliates, Inc. and has served in that position since 1991.

     David W. Heinrich served as a Trustee of the Bank from 1969 to 1991. He was re-elected to the Board in June of 1993. Mr. Heinrich is the President of Heinrich Chevrolet Corp.

     Daniel W. Judge has served as a Trustee of the Bank since 1992. Mr. Judge is the President and Chief Executive Officer of I.D. ONE, Inc., a purchasing and marketing cooperative of independent industrial distributors, and has served in that position since 1996. Mr. Judge served as the Executive Director of I.D. ONE, Inc. from 1993 to 1996. Mr. Judge has also served as President and Manager of Dansam, Inc., a business management services company, since 1990.

     B. Thomas Mancuso has served as a Trustee of the Bank since 1990. Mr. Mancuso is the President of Joseph L. Mancuso & Sons, Inc., a real estate development company.

      James Miklinski has served as a Trustee of the Bank since 1996. Mr. Miklinski is the General Manager of Niagara Milk Cooperative, and has served in that position since 1990.

     Barton G. Smith has served as a Trustee of the Bank since 1986. Mr. Smith is retired from Paul Garrick, Inc.

     William E. Swan has served as a Trustee of the Bank since 1996. Mr. Swan is the President and Chief Executive Officer of Lockport Savings Bank, and has served in that position since 1989. Prior to joining the Bank in 1988, he served as an Administrative Vice President of Manufacturers and Traders Trust Company.

     Robert G. Weber has served as a Trustee of the Bank since 1996. Mr. Weber is a retired Buffalo Office Managing Partner of KPMG Peat Marwick LLP where he served from 1959 to 1995.

     Executive Officers of the Bank Who Are Not Directors

     Paul J. Kolkmeyer has served as Executive Vice President and Chief Financial Officer of the Bank since 1995. Prior to that time, Mr. Kolkmeyer served as Senior Vice President and Chief Financial Officer of the Bank. He has worked for the Bank since 1990. Prior to 1990, he served as a Vice President at Morgan Guaranty Trust Company.

     Kathleen P. Monti has served as Senior Vice President of Human Resources and Administration of the Bank since 1995. From 1993 to 1995 Ms. Monti served as Vice President of Human Resources of the Bank. Prior to 1993, she served as an Administrative Vice President-Regional Human Resource Manager at Marine Midland Bank.

     G. Gary Berner has served as Senior Vice President and Chief Lending Officer of the Bank since 1992. Prior to joining the Bank in 1992, he was Vice President, Asset Management Group at Key Bank of New York, N.A.

     Diane Allegro has been Senior Vice President of Retail Banking since October 1997. From 1994 to October 1997, she was Vice President-Retail Sales & Delivery Systems at Rochester Community Savings Bank. Prior to 1994, she was employed by First Federal Savings and Loan Association of Rochester.

Meetings and Committees of the Bank's Board

     The Board of Trustees of the Bank meets monthly and may have additional special meetings as may be called by the Chairman or as otherwise provided by law. During the year ended December 31, 1996, the Board held ___ meetings. No trustee attended fewer than 75% in the aggregate of the total number of meetings of the Board or Board Committees on which such Trustee served during 1996. The Board of Trustees of the Bank has the following standing committees: Loan Committee, Audit Committee, CRA Committee, Finance Committee and Board Affairs Committee.

Transactions With Certain Related Persons

     Under New York Banking law, the Bank, as a mutual institution, cannot make a loan to a Trustee or a person who is an "executive officer" for regulatory purposes, except for loans made to executive officers that are secured by a first mortgage on a primary residence or by a deposit account at the Bank. Any such loans that are outstanding have been made in the ordinary course of business on the same terms and conditions as the Bank would make to any other customer and do not involve more than a normal risk of collectibility or present other unfavorable features. Following the Reorganization, the Bank will not be subject to this restriction in connection with loans to Directors and executive officers.

--------------------------------------------------------------------------------

                             ADDITIONAL INFORMATION

--------------------------------------------------------------------------------

     The Bank has filed an Application with the Department with respect to the Reorganization. Pursuant to the rules and regulations of the Department, the Proxy Statement and Prospectus omit certain information contained in that Application. The Application may be examined at the office of the Department, 2 Rector Street, New York, New York, and at our administrative offices, at 6950 South Transit Road, Lockport, New York, 14095-0514 without charge. The Plan may be obtained without charge, together with the Restated Organization Certificate and Bylaws of the Stock Bank and the Certificate of Incorporation and Bylaws of Company, by contacting the Bank's Corporate Secretary at (716) 625-7500. In the alternative, please sign, complete and return the enclosed postage-prepaid Information Request Card by April __, 1998, and the Bank will provide you with a copy of the Plan. You do not need to return the Information Request Card to vote on the Reorganization. Copies of the Independent Valuation are available for inspection at each of the Bank's offices.

     This Proxy Statement does not include all of the information regarding the Reorganization and Offering that is set forth in the Prospectus, which is enclosed with this Proxy Statement. The following sections of the Prospectus are specifically incorporated into this Proxy Statement by reference hereto:

     PROSPECTUS SECTION                                      PAGE IN PROSPECTUS
     ------------------                                      ------------------
     SELECTED FINANCIAL DATA
     LOCKPORT SAVINGS BANK
     REGULATORY CAPITAL COMPLIANCE
     USE OF PROCEEDS
     PRO FORMA DATA
     CAPITALIZATION
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
       CONDITION AND RESULTS OF OPERATIONS
     BUSINESS OF THE COMPANY
     BUSINESS OF THE BANK
     FEDERAL AND STATE TAXATION
     REGULATION
     MANAGEMENT OF THE BANK
     THE REORGANIZATION AND OFFERING
     DESCRIPTION OF CAPITAL STOCK
     CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                 OTHER MATTERS

--------------------------------------------------------------------------------

     The Board of Trustees is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting (which matters are expected to consist of procedural matters and a vote to adjourn the Meeting, if necessary), it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.


                                    BY ORDER OF THE BOARD OF TRUSTEES



                                    Robert Murphy
                                    Secretary

Lockport, New York
February ___, 1998


--------------------------------------------------------------------------------
                YOUR BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE
                  FOR APPROVAL OF THE PLAN BY COMPLETING THE
             ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                  POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.
                          YOUR VOTE IS VERY IMPORTANT
--------------------------------------------------------------------------------

                                       10